                                                                    Exhibit 11.1

                               THOMPSON PBE, INC.
        COMPUTATION OF NET INCOME PER COMMON AND COMMON EQUIVALENT SHARE
                 FISCAL YEARS ENDED SEPTEMBER 30, 1995 AND 1996


                                                                                1995                1996
                                                                              ---------          ---------
  Common stock outstanding, beginning of period . . . . . . . . .             2,908,060          6,391,946
  Issuance of common stock in connection with
   public offering  . . . . . . . . . . . . . . . . . . . . . . .             2,450,000          2,271,475
  Conversion of convertible preferred stock . . . . . . . . . . .               622,600
  Exercise of Heller stock warrant  . . . . . . . . . . . . . . .               365,609
  Exercise of options . . . . . . . . . . . . . . . . . . . . . .                58,756             29,017
  Retirement of stock used to pay for exercise of options . . . .               (13,079)
                                                                              ---------          ---------
  Common stock outstanding, end of period . . . . . . . . . . . .             6,391,946          8,692,438
                                                                              =========          =========

PER SHARE DATA:
  Weighted average shares outstanding during the period,
   assuming exercise of options and warrants  . . . . . . . . . .             6,586,188          9,157,826
  Shares assumed to be repurchased under the treasury stock
   method at an average fair market value per share of $14.59 and
   $13.08 at September  30, 1995 and 1996, respectively . . . . .              (268,777)          (307,643)
                                                                              ---------         ----------
  Total shares used in computing Historical Per Share data  . . .             6,317,411          8,850,183
                                                                              =========          =========

  Income before income taxes and extraordinary item   . . . . . .           $ 5,480,000
  Less:  assumed redemption of redeemable capital stock . . . . .            (1,000,000)
  Less:  dividends accrued on preferred stock and
     redeemable preferred stock . . . . . . . . . . . . . . . . .               (78,000)
                                                                              ---------
  Income available to common stockholders before income
     taxes and extraordinary item . . . . . . . . . . . . . . . .             4,402,000
  Extraordinary item - early extinguishment of debt . . . . . . .              (445,000)
                                                                            -----------
  Net income used in computing Historical Per Share data  . . . .           $ 3,957,000         $1,073,000
                                                                            ===========         ==========


  Income per share before income taxes and extraordinary item . .                $ 0.70
  Extraordinary item - early extinguishment of debt . . . . . . .                $(0.07)
  Net income per share  . . . . . . . . . . . . . . . . . . . . .                $ 0.63              $0.12